Exhibit 99.3

ADVANCE AGREEMENT

In anticipation that Next Fuel, Inc., a Nevada corporation (the “Company”), will purchase certain intellectual property in a transaction to be arranged by the undersigned lender or its designees ("Lender"), the undersigned Lender has provided a $50,000 advance to the Company to facilitate the Company paying expenses related to the proposed relationship and acquisition of intellectual property.  In consideration for such advance, the Company hereby agrees to repay the advance within ten days after written demand, which demand may not be made, unless the Company fails to acquire the intellectual property on or before March 11, 2011.  If such acquisition occurs, the advance shall be automatically converted into shares of Common Stock of the Company at a rate of Ten ($0.10) cents per share.

This Agreement is governed by North Carolina law, except for principals of law that govern conflicts of law or choice of jurisprudence.  All claims or disputes arising among the parties and relating to this Agreement or the breach, termination or validity thereof shall be settled by binding arbitration in accordance with the then-current rules for arbitration of the CPR Institute for Dispute Resolution.  There shall be a single neutral arbitrator selected in accordance with such rules. The arbitration process shall be governed by the North Carolina Uniform Arbitration Act, N.C.G.S. §§ 1-567.1 et seq. The place of the arbitration shall be Wake County, North Carolina, and the arbitrator shall apply the substantive law of the State of North Carolina, exclusive of its choice of law rules, in deciding the dispute.  The arbitrator shall have authority to award provisional relief.  The final award of the arbitrator may include compensatory damages, not including pre-award interest, and specific relief limited to requiring the parties to comply with the provisions of this Agreement.  The arbitrator is not empowered to award exemplary or punitive damages and each party hereby waives any right to recover such damages with respect to any dispute resolved by arbitration.  The arbitrator is empowered to award reasonable attorneys’ fees in addition to the costs of arbitration.  The arbitrator’s award may be confirmed and judgment entered thereon in accordance with the governing arbitration law specified above.  Any claim of a party hereunder shall be time barred unless arbitration with respect to such claim is commenced within one (1) year after such claim arose.

This Agreement may be executed in one or more counterparts.  This Agreement is effective as of February 22, 2011.

NEXT FUEL, INC., a Nevada Corporation

By:	/s/ John Cline
John Cline, President
Title

LENDER:
HAWK OPPORTUNITY FUND, L. P.

By:	/s/ Scott Williams
Name:	Scott Williams
Title:	Managing General Partner